EXHIBIT 23

CONSENT OF WIPFLI LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 33-62241) on Form S-8 of Badger Meter, Inc. of our report dated June 15, 2021, with respect to the statements of net assets available for benefits of the Badger Meter Employee Savings and Stock Ownership Plan as of December 31, 2020 and 2019, the related statements of changes in net assets available for benefits for the year ended December 31, 2020, and the related supplemental schedule as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 11-K of Badger Meter Employee Savings and Stock Ownership Plan.

/s/ Wipfli LLP

Milwaukee, Wisconsin

June 15, 2021